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                                                                    Exhibit 3.80


                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                TOLL DE X, L.L.C.


         This Limited Liability Company Agreement (this "Agreement") of Toll DE X, LLC is entered into by the undersigned, as Members (the "Members"), as Manager(s) (the "Manager(s)"), by and on behalf of the Company, and is effective as of March 26, 2002.

         The Authorized Representative, Thomas C. Martin, formed a limited liability company by filing the certificate of formation of TOLL DE X, LLC (the "Certificate of Formation") on March 26, 2002 pursuant to, and in accordance with, the Delaware Limited Liability Company Act (18101, et seq.), as amended from time to time (the "Act").

         The Members now wish to memorialize the agreement with respect to the affairs and conduct of business of Toll DE X, LLC as follows:

         1. Name. The name of the limited liability company governed hereby is Toll DE X, LLC (the "Company").

         2. Certificates. Thomas C. Martin, the Authorized Representative within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of the State of Delaware (a copy of which is attached hereto as Exhibit A), as contemplated by ss.18-201 of the Act. The Secretary of the Company shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business and necessary as a result of the Company conducting such business.

         3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may

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be formed under the Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing including, but not limited to, the maintenance, management, investment and/or disposition, including sale or exchange, of property held by the Company.

         4. Powers. (a) In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to and for the furtherance of the purposes set forth in Section 3, including, but not limited to, the power to:

                      (i) conduct the business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

                      (ii) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company; the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of any purpose of the Company;

                      (iii) act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

                      (iv) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;


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                      (v) purchase, take, receive, subscribe for or otherwise
acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties thereof), or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

                      (vi) purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

                      (vii) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and if necessary, secure the same by mortgage, pledge or other lien on the assets of the Company;

                      (viii) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

                      (ix) lend money, invest and reinvest its funds, and take and hold real and personal property for the payment of funds so loaned or invested;


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                      (x) employ or otherwise engage employees, Manager(s),
contractors, advisors, attorneys, consultants and other agents of the Company, define their respective duties, and pay reasonable compensation for their services;

                      (xi) sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

                      (xii) pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or hold such proceeds against the payment of contingent liabilities;

                      (xiii) indemnify any person in accordance with the Act and obtain any and all types of insurance;

                      (xiv) negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

                      (xv) cease its activities and cancel its Certificate of Formation;

                      (xvi) transact any and all business as set forth in the pre-printed resolutions accompanying and made part of the Company's banking agreements, if any; and

                      (xvii) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

               (b) The Company may merge with, or consolidate into, another limited liability company or other business entity as permitted under the Act upon the approval of the Manager(s) and Members as are set forth in Section 8 below.


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         5.   Notice Address. The address of the Company for notice purposes will be 1300 N. Broom Street, Wilmington, DE, 19899, or at such other location as may hereafter be determined by the Members.

         6. Registered Office. The address of the registered office of the Company in the State of Delaware is 1105 North Market Street, Suite 1300, Wilmington, DE, 19899-8985, New Castle County.

         7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Delaware Corporate Management, Inc., 1105 North Market Street, Suite 1300, Wilmington, DE, 19899-8985, New Castle County.

         8. Members; Manager(s). (a) The names of the Members are Toll NJX-I, Corp. and Toll NJX-II, Corp. The mailing addresses of the Members are as set forth under their signatures below. Until such time as the members determine who and how the Company shall be managed, the Authorized Representative shall serve as the manager (the "Manager"), of the Company and, as provided by Section 20 below, the management of the Company shall be vested solely in the Manager(s) named in this Agreement, who shall be bound by the terms of this Agreement and who shall manage the Company in accordance with Section 20 below.

               (b) The Members shall have the power to remove any Manager at any time and name a successor thereto by a vote of all of the Members of the Company.

               (c) Meetings of the Members shall be noticed in a manner as prescribed by the Members. A Member may participate in such a meeting by conference telephone.

               (d) One Member of the Company shall constitute a quorum for purposes of taking action at a meeting of the Members.


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         9.   Limited Liability. (a) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Authorized Representative, the Manager(s) and the Members (each a "Covered Person" and, collectively, the "Covered Persons") shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an Authorized Representative, a Manager or a Member of the Company.

               (b) Except as otherwise expressly required by law, each Member, in its capacity as a Member of the Company, shall have no liability in excess of
(i) the amount of its capital contributions to the Company, (ii) its share of any assets and undistributed profits of the Company, (iii) its obligation to make other payments expressly provided for it this Agreement, and (iv) the amount of any distributions wrongfully distributed to it.

         10. Exculpation. (a) No Covered Person shall be liable to the Company, the Members or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith in connection with the formation of the Company on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.

               (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within such other person's or entity's professional or expert competence, including information opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to the Members might be properly paid.


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         11.   Indemnification. To the full extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 11 shall be provided out of and to the extent of Company assets only, and the Members shall have no personal liability on account thereof.

         12. Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 11 hereof.

         13. Insurance. The Company may purchase and maintain insurance to the extent and in such amounts as the Manager(s) shall, in their sole discretion, deem reasonable, on behalf of Covered Persons and such other persons as the Manager(s) shall determine, against any liability that may be asserted against or expenses that may be incurred by any such person in connection with the


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activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement. The Manager(s) and the Company may enter into indemnity contracts with Covered Persons and such other persons as the Manager(s) shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 12 hereof and containing such other procedures regarding indemnification as are appropriate.

         14. Assignments. The Members may sell, assign, transfer, convey or otherwise dispose of all or any part of their limited liability company interests.

         15. Resignation. The Members shall have the right to resign and the effect of which resignation shall be to cause the dissolution of the Company as set forth in Section 23 hereof. Upon such resignation, the resigning Member shall be liable to the Company and to the remaining Members of the Company for his ratable share of the Company's debts and obligations which such resigning Member personally guaranteed. Such resigning Member shall settle such liabilities with the Company upon resignation and before any release is given such resigning Member by the Company or the remaining Members.

         16. Admission of Additional Member. One (1) or more additional Members of the Company may be admitted to the Company with the unanimous written consent of the Members.

         17. Capital Contributions. (a) The undersigned, as Members, may from time to time make capital contributions to the Company.

               (b) The Members may make additional capital contributions for the payment of the Company's expenses at the request of the Manager(s).


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               (c) It is agreed by the Members that each Member's percentage ownership interest in the Company shall be 50% as indicated above and shall be evidenced specifically by Membership Interest Certificate No. 1 issued to Toll NJX-I, Corp. and by Membership Interest Certificate No. 2 issued to Toll NJX-II, Corp., each such Certificate substantially in the form of the Membership Interest Certificate attached hereto as Exhibit B.

               (d) The Members' interests in the Company shall for all purposes be personal property.

         18.   Allocation of Profits and Losses. Except as otherwise provided by
Section 19(b), all profits and losses of the Company shall be allocated to the Members in accordance with their respective membership percentage interests.

         19. Distributions. (a) Distributions of any cash, shares or other property shall be made to the Members at the times and in the aggregate amounts determined by the Members, except as provided in Section 19(b).

               (b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

         20. Management. (a) In accordance with the Act, management of the Company shall be solely vested in the Manager(s), as named in this Agreement, or otherwise provided for by designation pursuant to Section 8 hereof.

               (b) The Manager(s) may hold meetings to conduct the business of the Company. A Manager may participate in such meetings by conference telephone. One of the Manager(s) of the Company shall constitute a quorum for purposes of taking action by and on behalf of the Company. The Manager(s) shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a member of a limited liability company under the laws of the State of Delaware.


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               (c) The Manager(s) shall serve as such until resignation, death or a judicial adjudication of incompetence, or until removed by the Members pursuant to Section 8 (b) hereof.

               (d) The Manager(s) may, in their sole discretion, appoint officers to run the day-today operations of the Company, subject to the supervision of the Manager(s). The officers of the Company, if deemed necessary by the Manager(s), shall include a President, a Treasurer and a Secretary and such other officers as the Manager(s) may from time to time consider appropriate. Such officers, upon appointment, shall be immediately authorized to exercise such duties as customarily pertain to such offices as determined by the Manager(s). Any officer may be removed at any time at the sole discretion of the Manager(s) and any vacancy occurring in any office of the Company shall be filled by the Manager(s).

               (e) The Manager(s), or their delegates, are authorized to undertake such acts at, or in advance of, or after the First Meeting of the Manager(s) as are necessary to initiate and undertake the conduct of business of the Company; provided, however, that the Manager(s) shall ratify, confirm and approve at the First Meeting of the Manager(s) of the Company or at such subsequent meeting as appropriate all such acts undertaken by, and through, the Manager(s)' delegate in advance of such meeting.

         21. Other Business. The Members and any person or entity affiliated with any Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall have no rights in or to such independent ventures or the income or profits there from by virtue of this Agreement.


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         22.   Reserved.

         23. Taxation. (a) The Company, as a domestic eligible entity with more than one owner, shall make an election to be classified as a partnership for U.S. federal income tax purposes. Such election shall be made pursuant to Treas. Reg. Sec. 301.7701-3 on Internal Revenue Service Form 8832 properly executed and filed with the IRS.

               (b) The Company shall execute or otherwise cause to be executed that certain consent to subject itself to taxation in the jurisdiction of the State of New Jersey pursuant to regulations that the Director of the Division of Revenue of the State of New Jersey shall promulgate.

               (c) The Company may in necessary and appropriate circumstances elect to step up the basis in its assets pursuant to Section 754(a) of Internal Revenue Code of 1986 as amended.

         24. Dissolution. (a) The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the unanimous written consent of the Members to dissolve the Company, (ii) upon the occurrence of any event that results in a Member ceasing to be a Member of the Company under the Act (including, without limitation, the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company) or (iii) the entry of a decree of judicial dissolution under the Act.

               (b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner) and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.


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         25.   Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement and the Certificate of Formation shall have been canceled in the manner required by the Act.

         26. Claims of the Members. The Members shall look solely to the Company's assets for the return of its capital contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such capital contributions, the Members shall have no recourse against the Company.

         27. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement, that are valid, enforceable and legal.

         28. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

         29. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.


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         30.   Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

         31. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Members and all the Manager(s).

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date provided above.

TOLL DE X. L.L.C.:
------------------

By:

Thomas C. Martin
Authorized Representative

         Thomas C. Martin
----------------------------
                                               TOLL NJX-I, CORP., member
                                               1105 N. Market Street
                                               Suite 1026
                                               Wilmington DE 19899-1026

                                               By:
                                               Thomas C. Martin
                                               Incorporator

                                                        Thomas C. Martin
                                               ---------------------------------


                                              TOLL NJX-II, CORP., member
                                              1105 N. Market Street
                                              Suite 1026
                                              Wilmington DE 19899-1026

                                              By:
                                              Thomas C. Martin
                                              Incorporator

                                                       Thomas C. Martin
                                               ---------------------------------



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                                    EXHIBIT A

                                       TO

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                 TOLL DE X, LLC





                            Certificate of Formation










                                 [See attached]



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                                    EXHIBIT B

                                       TO

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                 TOLL DE X, LLC





                     Form of Membership Interest Certificate










                                 [See attached]



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